Exhibit 10.1

AGREEMENT
__________________________

THIS AGREEMENT entered into this day of 19th day of October, 2000, by and between AutoZone, Inc., a Nevada corporation and its various subsidiaries (collectively, "AutoZone"), and John C. Adams, Jr., an individual (the "Employee"), effective the Effective Date (as defined below) ("Agreement"). As in the preceding sentence, terms in this Agreement that begin with initial capital letters have the meaning set forth in this Agreement.

        WHEREAS, the Employee currently serves as the Chairman of AutoZone's Board of Directors (the "Board"), and as AutoZone's Chief Executive Officer ("CEO"),

        WHEREAS, the Parties have previously entered into an Amended and Restated Employment Agreement and Non-Compete Agreement dated August 31, 1999, and desire that such agreement become null and void and be replaced by this Agreement.

        WHEREAS, the parties mutually desire to initiate a succession process under which the Employee may resign from his position as CEO, but remain in AutoZone's service in accordance with the terms and conditions of this Agreement, and

        WHEREAS, the parties desire by this writing to set forth the employment relationship of AutoZone and the Employee during the period of this Agreement.

        NOW, THEREFORE, it is AGREED as follows:

        1.     Employment. On the Effective Date, the Employee shall resign from his position as AutoZone's CEO, and shall thereafter serve on a full-time basis as AutoZone's Chairman of the Board ("Chairman") subject to the terms and conditions of this Agreement. The Employee shall render such administrative and management services for AutoZone as are customarily performed by persons performing similar duties for other publicly held companies. The Employee's other duties shall be such as the Board may from time to time reasonably direct.

        2.     Term. This Agreement shall be effective upon the election of the new CEO ("Effective Date") and shall continue in effect for five years after the Effective Date. The date that is five years after AutoZone elects a new Chief Executive Officer shall be the "Expiration Date" for purposes of this Agreement.

        3.     Base Salary.Effective as of August 27, 2000, AutoZone agrees to pay the Employee a salary at the rate of $575,000 per annum (retroactive to August 27, 2000, after the execution of this Agreement) payable in cash at the same time and in the same manner as AutoZone pays its other executive employees ("Base Salary"). The Board shall review the rate of the Employee's Base Salary not less often than annually, and in its sole discretion may decide to increase his Base Salary.

        4.     Annual Cash Bonuses. So long as Employee shall remain Chairman, the Employee shall participate in all cash bonus and incentive plans in a manner consistent with other executive officers of AutoZone, and shall participate in AutoZone's long-term cash bonus plan (if one exists) in a manner and at levels consistent with other executive officers. If at any time during the Term Employee ceases to be Chairman, Employee shall not be eligible, except as may be otherwise provided for in Paragraph 9 of this Agreement, to receive any further bonus payments or other types of incentive compensation. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to receive such bonuses.

        5.     Stock Options; Other Benefits; Loans from AutoZone.

               (a) Stock Options. The Employee shall be entitled to receive a stock option grant with respect to the fiscal year ending August 26, 2000, in accordance with grants (if any) made to other executive officers of AutoZone for performance in fiscal year 2000 subject to substantially the same terms and conditions as grants made to other executive officers for the same period of time, and the Employee shall be treated equitably with other senior officers. The Employee shall thereafter not be entitled to additional stock option grants pursuant to this Agreement. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to receive the stock option grant referenced herein. Any stock options that the Employee holds on the Effective Date or thereafter receives as a new grant shall remain exercisable in accordance with the terms and conditions of the various stock option agreements entered into by AutoZone and Employee. In the event of any "Corporate Transaction," as currently defined in the AutoZone, Inc. Second Amended and Restated Stock Option Plan, as in effect on the Effective Date, at any time between the Effective Date and the Expiration Date, any unexercised stock options that the Employee has not exercised shall be equitably adjusted in a manner similar to adjustments (if any) that are made with respect to stock options held by other executive officers of AutoZone under that stock option plan.

            (b) Participation in Retirement, Medical and Other Plans. During the Term of this Agreement, the Employee shall be eligible to participate in employee benefit plans maintained by AutoZone in the same manner as other employees of AutoZone.

            (c) Other Employee Benefits; Expenses. So long as Employee remains Chairman, the Employee shall be eligible to participate in any fringe benefits which are or may become available to AutoZone's executive officers, including for example any benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with the policies of AutoZone.

            (d) Loans from AutoZone. Any loan that the Employee has received from AutoZone shall become due and payable in accordance with the terms and conditions of such loans, although the Employee may at any time repay any or all loans without penalty.

    6.     Loyalty; Non-competition.

            (a). Non-Compete. Employee agrees that he will not, for the period commencing on the date of this Agreement and ending on the Expiration Date be engaged in or concerned with, directly or indirectly, any business related to or involved in the retail sale of auto parts to "DIY" customers, or the wholesale or retail sale of auto parts to commercial installers in any state, province, territory or foreign country in which AutoZone operates now or shall operate during the Term of this Agreement,. (herein called "Competitor"), as an employee, director, consultant, beneficial or record owner, partner, joint venturer, officer or agent of the Competitor. Competitor shall mean any entity of any kind which is engaged in any manner in the same business or substantially the same business as that of AutoZone; or any entity of any kind which has any organizational unit, part, subpart, subsidiary or affiliate engaged in the same or substantially the same business as that of AutoZone. Employee and AutoZone expressly agree that the wholesale distribution of automotive parts through a network of "jobbers" or through company-owned or company-controlled outlets such as Genuine Parts - NAPA shall be a "Competitor". Provided, however, solely for purposes of excluding any retail business with retail stores that sell automotive parts and automotive accessories as a minor portion of the retail business in each of its retail stores from the term "Competitor", any such retail business engaged in the same business or substantially the same business as that of AutoZone either directly or through an operating division or subsidiary of such retail business shall not be deemed to be a "Competitor" if both (a) the average sales per store per annum of the business or the average sales per store per annum of any organizational unit, part, subpart, subsidiary or affiliate of such business from the sale of automotive parts and automotive accessories (excluding sales at stores which do not sell automotive parts and automotive accessories ) shall be less than 10% of the average sales per store per annum of AutoZone for the same year and (b) the total sales of automotive parts and accessories for any such retail business (including the sales of automotive parts and automotive accessories by any organizational unit, part, subpart, subsidiary or affiliate of such business) shall be, in the aggregate, less than 10% of such business' total gross sales. By way of illustration and not limitation, "Competitor" is consequently intended to include (i) all public or independently owned automotive parts and automotive accessory specialty retailing chains such as, for example, Pep-Boys, Advance, and O'Reilly's; (ii) all chains with divisions or subsidiaries selling automotive parts and automotive accessories from separate business units (iii) all wholesalers of automotive parts or automotive accessories such as Genuine Parts - NAPA; and (iv) all other retail businesses with sales of automotive parts and/or automotive "accessories exceeding either of the minimum sales volume limitations set forth in clauses (a) or (b) of this paragraph. The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances and are in exchange for the obligations undertaken by AutoZone pursuant to this Agreement. Further, Employee agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AutoZone any employee of AutoZone during the Term. If at any time a court of competent jurisdiction holds that any portion of this Non-Compete section is unenforceable for any reason, then Employee shall forfeit his right to any further salary, bonus, stock option exercises, or benefits from AutoZone during the Term.

            (b) Confidentiality. Unless otherwise required by law, Employee shall hold in confidence any proprietary or confidential information obtained by him during his employment with AutoZone, which shall include, but not be limited to, information regarding AutoZone's present and future business plans, vendors, systems, operations and personnel. Confidential information shall not include information: (a) publicly disclosed by AutoZone; (b) rightfully received by Employee from a third party without restrictions on disclosure (c) approved for release or disclosure by AutoZone; or (d) produced or disclosed pursuant to applicable laws, regulation or court order. Employee acknowledges that all such confidential or proprietary information is and shall remain the sole property of AutoZone and all embodiments of such information shall remain with AutoZone.

            (c) Loyalty. During the term of this Agreement, the Employee will except for illnesses, reasonable vacation periods, and reasonable leaves of absence, devote all his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with AutoZone or any of its subsidiaries or affiliates, or unfavorably affect the performance of the Employee's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. "Full business time" is hereby defined as that amount of time usually devoted to like companies by similarly situated employee officers. During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of AutoZone.

            (d) Nothing contained in this Section shall be deemed to prevent or limit the Employee's right to invest in the capital stock or other securities of any business dissimilar from that of AutoZone, and not otherwise in violation of this Agreement.

    7.     Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time. AutoZone will provide the Employee with the working facilities and staff customary for similar Employees and necessary for him to perform his duties.

    8.     Vacation and Sick Leave. At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

            (a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for executive officers of AutoZone.

            (b) The Employee shall not receive any additional compensation from AutoZone on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation leave from one fiscal year to the next, except in either case to the extent authorized by the Board.

    9.     Termination as Chairman. The Employee's services as Chairman of the Board may be terminated under the following circumstances:

            (a) Death. The Employee's employment under this Agreement shall terminate upon his death during the Term of this Agreement, in which event the Employee's estate shall be entitled (i) to receive a lump sum payment equal to the total Base Salary that the Employee would have collected if he had lived until the Agreement's Expiration Date plus a prorated bonus for a partial year if Employee is Chairman at the time of his death (calculated in accordance with Paragraph 9(c)), and (ii) to exercise any stock options in accordance with the terms and conditions of the various stock option agreements between the Employee and AutoZone.

            (b) Just Cause. The Board may, by written notice to the Employee, immediately terminate his employment at any time, for "Cause" which shall mean, in the good faith determination of the Board, the Employee's willful engagement in conduct which (i) is demonstrably or materially injurious to AutoZone, monetarily or otherwise, and (ii) if reasonably capable of being cured, is not cured by the Employee within 10 days after the Board provides him with a detailed notice of the conduct that is considered to be grounds for a determination of Cause. No act, or failure to act, on the Employee's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of AutoZone. The Employee shall have no right to earn additional compensation or benefits for any period after his termination for Cause, but shall receive his compensation, vested rights and employee benefits up to the date of his termination and any and all stock options shall be governed by the terms and conditions of such agreements.

            (c) Without Just Cause. The Board may terminate the Employee's services as Chairman for any reason other than Cause, as of any annual stockholders meeting that follows the Board's delivery of at least 90 days' advance written notice to the Employee. Notwithstanding the previous sentence, the Board may terminate the Employee's services as Chairman of the Board within 90 days after the election of a new CEO by written notice to the Employee. Upon the termination of Employee's services as Chairman, Employee shall remain an employee of AutoZone until the Expiration Date available to perform such services as requested by the Board. In the event of Employee's services as Chairman being terminated without Cause in accordance with this paragraph, Employee shall be entitled to receive the following cash payments and benefits:

(i) The Base Salary, as stated in Section 3 of this Agreement through the Expiration Date.

(ii) A cash payment,

(a) if the Employee's services as Chairman terminates before August 26, 2001, in an amount equal to the average of the Bonus Percentage paid to the five highest-paid officers of AutoZone (excluding Employee) for the fiscal year ending on that date, multiplied by the Base Salary paid to Employee for that full fiscal year, or   (b) if Employee's services as Chairman terminate after August 26, 2001, in an amount calculated by multiplying the average of the Bonus Percentage paid to the five highest-paid officers of AutoZone (excluding Employee) for that fiscal year, times the actual Base Salary paid to Employee from the beginning of the fiscal year until the date his services as Chairman are terminated.
  This cash payment shall be paid when other officer bonuses are paid for that fiscal year. "Bonus Percentage" as used in this section shall mean the percentage of the maximum obtainable bonus paid to an executive officer.   (iii) Credit under AutoZone's supplemental retirement plan equal to any pension years of service accruals that the Employee would have earned under any qualified or supplemental retirement plans of AutoZone (in existence on the Effective Date) if his service as Chairman had continued until the Expiration Date.,   (iv) Administrative assistance, at levels comparable to those in effect on the Effective Date, for the six-month period after his services as Chairman end.   (v) Such other benefits as employees of AutoZone are entitled to receive except as may be otherwise set forth in this Agreement.
  Any amounts payable to the Employee pursuant to clause (i) of the preceding subsection shall be paid to him in periodic payments through the Expiration Date and any payments due under clauses (ii) or (iii) shall be paid to the Employee when such amounts are customarily paid.             (e) Voluntary Termination by Employee. The Employee may voluntarily terminate his services as Chairman with AutoZone during the term of this Agreement at any time after 2 years after the Effective Date, upon at least 90 days' prior written notice to the Board, in which case the Employee shall remain an employee of the Company available to perform such services as requested by the Board until the Expiration Date. Employee shall continue to receive the Base Salary and such other benefits as other employees of AutoZone are entitled to receive until the Expiration Date except as may be otherwise set forth in this Agreement. Upon the termination of Employee's services as Chairman, Employee shall remain an employee of AutoZone available to perform such services as requested by the Board. If Employee's services as Chairman terminate pursuant to this paragraph (e), AutoZone shall pay Employee a prorated bonus for the fiscal year in which his services as Chairman are terminated calculated in accordance with the formula stated in section 9(c)(ii)(b) of this Agreement. The bonus shall be paid when other officer bonuses are paid for that fiscal year.

    10.     No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

    11.    Indemnification. Employee shall be indemnified while serving as Chairman to the same extent and in the same manner as other officers of AutoZone.

    12.     Reimbursement for Enforcement Proceedings. In the event that any dispute arises during or after the term of this Agreement between the Employee and AutoZone as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, the prevailing party shall be reimbursed from the losing party for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the prevailing party obtains either a written settlement or a final judgement by a court of competent jurisdiction substantially in his or its favor. Such reimbursement shall be paid within ten days of the prevailing party furnishing to the other party written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the prevailing.

    13.     Federal Income Tax Withholding. AutoZone shall withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

    14.     Successors and Assigns.

            (a) AutoZone. This Agreement shall not be assignable by AutoZone, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of AutoZone which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of AutoZone, as the case may be.

            (b) Employee. Since AutoZone is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of AutoZone; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

            (c) Attachment. Except as required by law, no right of the Employee to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            (d) Continuing Effect. The parties mutually agree and recognize that any provision of this Agreement that has potential effect beyond the term of this Agreement shall survive its expiration and remain fully enforceable.

    15.     Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

    16.     Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Tennessee shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

    17.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    18.     Entire Agreement. On the Effective Date, this Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supersede any prior agreement between the parties and the Amended and Restated Employment and Non-Compete Agreement dated as of August 31, 1999, and all previous employment and non-compete agreements between Employee and AutoZone shall be null and void and of no further effect.

< signature page follows >

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                                                                                                      AUTOZONE, INC.
Witnessed by:
    /s/ Donald R. Rawlins                                                                                  By:     /s/ Robert J. Hunt
    Asst. Secretary                                                                                            Title:  EVP-CFO

                                                                                                                      By:     /s/ Harry L. Goldsmith
                                                                                                                      Title:  Sr. V.P. & General Counsel

                                                                                                                      EMPLOYEE

Witnessed by:
        /s/ Harry L. Goldsmith                                                                           /s/  John C. Adams, Jr.
                                                                                                                      John C. Adams, Jr.